Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND YEAR OF 40%+ INCREASE IN
ADJUSTED EARNINGS AND ANTICIPATES $6 EPS IN 2016

MIAMI – February 2, 2016 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported 2015 results and provided guidance for 2016.  Continuing on its Double-Double trajectory, the company’s adjusted earnings for 2015 were $4.83 per share - up 42% over 2014, and are expected to further increase to  $5.90 - $6.10 in 2016.

KEY HIGHLIGHTS

Full Year 2015:

>	Net Yields were up 3.5% on a Constant-Currency basis (down 1.0% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were down 0.6% on a Constant-Currency basis (down 3.2% As-Reported).
>
Adjusted Net Income was better than guidance at $1.07 billion, or $4.83 per share, versus Adjusted Net Income of $755.7 million, or $3.39 per share, in 2014. US GAAP Net Income was $665.8 million or $3.02 per share, versus $764.1 million, or $3.43 per share in 2014.

Full Year 2016 Outlook:

>	Net Yields are expected to increase 2.0% to 4.0% on a Constant-Currency basis (in the range of flat to up 2% As-Reported).
>	NCC excluding fuel are expected to be up 1% or less on a Constant-Currency basis (up 0.5% or less As-Reported).
>	Adjusted EPS for 2016 is expected to be in the range of $5.90 - $6.10 per share.
>
In the second quarter of 2016, Royal Caribbean International will take delivery of Ovation of the Seas, third in the highly successful Quantum class of vessels.  Also debuting during the second quarter is Harmony of the Seas, third in the groundbreaking Oasis class. Splendour of the Seas will leave the Royal Caribbean fleet in April.  During the summer, TUI Cruises, the company’s German joint venture, will take delivery of its third new build, Mein Schiff 5.

“Our core brands are firing on all cylinders, our new ships are performing exceptionally well and our costs are well controlled.  This is driving 40%+ earnings growth in two consecutive years,” said Richard D. Fain, chairman and chief executive officer. “These very gratifying results combined with a strong start to Wave position us well on our path toward Double-Double.”

FOURTH QUARTER RESULTS

Adjusted and US GAAP Net Income for the fourth quarter of 2015 was $206.8 million, or $0.94 per share, compared to Adjusted Net Income of $70 million, or $0.32 per share, for the same period last year.  Constant-Currency NCC excluding fuel were down 4.7%, 70 basis points better than guidance, mainly due to timing.  Net Yields on a Constant-Currency basis increased 4.9% versus guidance of 4.5% to 5.0%.  Stronger demand in the Caribbean and new China sailings in the winter drove an improvement versus last year.

FULL YEAR 2015 RESULTS

Adjusted Net Income for the full year 2015 was $1.07 billion, or $4.83 per share, compared to Adjusted Net Income of $755.7 million, or $3.39 per share, for the full year 2014.  This represents a 42% year-over-year increase.  US GAAP Net Income for the full year 2015 was $665.8 million.

Net Yields for the full year 2015 increased 3.5% on a Constant-Currency basis versus 2.4% in 2014.

NCC excluding fuel were down 0.6% on a Constant-Currency basis, marking another year of strong cost control.  The average bunker price net of hedging for full year 2015 was $582 per metric ton and consumption was 1,367,000 metric tons.

Last quarter, the company announced that its Pullmantur brand would re-focus to the core market of Spain as a result of the deterioration of economies in Latin America.  The company recorded a non-cash impairment charge of $399.3 million related to this change, which is reflected in the US GAAP Net Income figure.

During 2015, the US Dollar strengthened while the price of fuel in world markets declined.  While the impact of currency is immediate, there is a lag before a change in the price of fuel flows through to business.  There continues to be an inverse relationship between the foreign exchange impact on our currency exposures and fuel prices, but the offsets are not exact, especially in the short term.  For 2015, the net impact of currency and fuel was a negative $0.25 per share relative to our January guidance.

FULL YEAR 2016

Our booked position for 2016 is roughly equal to last year’s record high, and at higher rates.  Continued strength from North American consumers is driving strong demand for North American products such as Caribbean, Alaska, and Bermuda which represent over 50% of capacity for the year.  These North American products combined with strong demand for Northern Europe and Asia sailings are expected to more than offset current pricing challenges impacting the Mediterranean, Australia and Brazil.

The company expects a Net Yield increase in the range of 2.0% to 4.0% on a Constant-Currency basis and flat to up 2% on an As-Reported basis for the full year.

NCC excluding fuel are expected to be up 1% or less on a Constant-Currency basis and up 0.5% or less As-Reported.

“Despite some challenges in select destinations, our strong brands, innovative hardware and deployment optimization are continuing to deliver strong yield growth in 2016,” said Jason T. Liberty, chief financial officer.  “These yields coupled with continued cost discipline are expected to result in another year of step change performance.”

Over the past several months the dollar has continued to strengthen relative to our basket of currency exposures, while fuel prices have lowered – resulting in a negative $0.14 impact to earnings per share for 2016. Additionally, interest rates have recently increased, which are negatively impacting earnings by $0.06 per share.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company currently estimates 2016 Adjusted EPS will be in the range of $5.90 - $6.10 per share.

As the company noted previously, due to the weakness in the economies in Latin America, it is re-focusing the Pullmantur brand on its core market of Spain and right-sizing the brand.  Part of this right-sizing includes anticipated restructuring and related charges during 2016 in the range of $0.05 to $0.10 per share.  Additionally, the company plans to eliminate the two-month reporting lag for the Pullmantur brand in the first quarter of 2016 resulting in a negative impact of approximately $0.10 per share.  Both adjustments will be excluded from key metrics for transparency and comparability purposes.

FIRST QUARTER 2016

Constant-Currency Net Yields are expected to be up approximately 4.0% in the first quarter of 2016 (approximately 0.5% As-Reported). A strong Caribbean environment, combined with Quantum of the Seas’ first winter product in China, is driving the majority of the improvement.

NCC excluding fuel are expected to be up in the range of 4.5% to 5.0% on a Constant-Currency basis (3.5% to 4.0% As-Reported).  While planned operating costs for the full year show continued strong expense discipline, the timing of costs between quarters varies considerably.  The company has a higher level of dry docks during the first and fourth quarters than the previous year.  It also plans to increase first quarter costs related to the expansion in China and for the launch of new marketing campaigns for the core brands.  In addition, although Ovation of the Seas and Harmony of the Seas are being delivered in the second quarter, there are some preparatory costs incurred in the months before delivery.  As a result, costs are more concentrated than usual in the first quarter.

Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be approximately $0.30 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices, the company has included $185 million and $716 million of fuel expense in its first quarter and full year 2016 guidance, respectively.

Forecasted consumption is 66% hedged for 2016 and 59%, 40%, 20% and 5% hedged for 2017, 2018, 2019 and 2020 respectively.  For the same five years, the average cost per metric ton of the hedge portfolio is approximately $538, $501, $466, $359 and $261, respectively.

The company provided the following fuel statistics for the first quarter and full year 2016:

FUEL STATISTICS	First Quarter 2016	Full Year 2016
Fuel Consumption (metric tons)	341,000	1,409,000
Fuel Expenses	$185 million	$716 million
Percent Hedged (fwd consumption)	70%	66%
Impact of 10% change in fuel prices	$2.8 million	$12 million

In summary, the company provided the following guidance for the first quarter and full year of 2016:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2016
Net Yields	Approximately 0.5%	Approximately 4.0%
Net Cruise Costs per APCD	0.5% or less	1.0% to 1.5%
Net Cruise Costs per APCD excluding Fuel	3.5% to 4.0%	4.5% to 5.0%

Full Year 2016
Net Yields	Flat to up 2.0%	2.0% to 4.0%
Net Cruise Costs per APCD	(2.5%) to (3.0%)	(2.0%) to (2.5%)
Net Cruise Costs per APCD excluding Fuel	0.5% or less	1% or less

	First Quarter 2016	Full Year 2016
Capacity Increase	5.0%	6.3%
Depreciation and Amortization	$205 to $215 million	$898 to $908 million
Interest Expense, net	$58 to $68 million	$282 to $292 million
Adjusted EPS	Approximately $0.30	$5.90 - $6.10

1% Change in Currency	$2 million	$15 million
1% Change in Net Yield	$14 million	$68 million
1% Change in NCC x Fuel	$9 million	$37 million
1% Change in LIBOR	$10 million	$53 million

Exchange rates used in guidance calculations
	Current – January	Previous – October
GBP	$1.45	$1.53
CNH	$0.15	$0.16
AUD	$0.70	$0.74
CAD	$0.70	$0.77
EUR	$1.09	$1.14

LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2015, liquidity was $0.9 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  The company noted that scheduled debt maturities for 2016, 2017, 2018, 2019 and 2020 are $0.9 billion, $0.9 billion, $2.2 billion, $0.6 billion and $1.5 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2016, 2017, 2018, 2019 and 2020 are $2.4 billion, $0.5 billion, $2.5 billion, $1.4 billion and $1.7 billion, respectively.  Capacity increases for 2016, 2017, 2018, 2019 and 2020 are expected to be 6.3%, 3.7%, 3.4%, 6.4% and 3.0%, respectively. These figures do not include potential ship sales or additions that the company may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics
Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the impairment of the Pullmantur related assets, restructuring charges, other costs related to our profitability initiatives, the estimated impact of the divested Pullmantur non-core businesses for the periods prior to the sales transaction, the loss recognized on the sale of Celebrity Century, the impact of the change in our voyage proration methodology and the reversal of an asset valuation allowance due to Spanish tax reform. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction. For the full year 2014, the impact of the voyage proration change represents net income that would have been recognized in 2013 had we recognized revenues and cruise operating expenses on a pro-rata basis for all voyages.

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar.  Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within Cruise operating expenses and Marketing, Selling and Administrative expenses, as well as the loss recognized on the sale of Celebrity Century included within Other Operating Expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the

Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 44 ships with an additional eleven on order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es,

www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2016, and expectations regarding the timing and results of our Double-Double initiative and the costs and yields expected in 2016 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, our operating costs and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, concerns over safety, health and security aspects of traveling, unavailability of ports of call, the uncertainties of conducting business internationally and expanding into new markets and new ventures, changes in operating and financing costs, the impact of foreign exchange rates, interest rate and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, the impact of new or changing regulations on our business, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, shipyard unavailability and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Passenger ticket revenues	$1,370,632	$1,303,799	$6,058,821	$5,893,847
Onboard and other revenues	531,421	514,027	2,240,253	2,180,008
Total revenues	1,902,053	1,817,826	8,299,074	8,073,855
Cruise operating expenses:
Commissions, transportation and other	307,369	303,824	1,400,778	1,372,785
Onboard and other	114,546	126,454	553,104	582,750
Payroll and related	213,987	213,409	861,775	847,641
Food	118,692	119,958	480,009	478,130
Fuel	188,112	229,310	795,801	947,391
Other operating	230,635	251,790	1,007,926	1,077,584
Total cruise operating expenses	1,173,341	1,244,745	5,099,393	5,306,281
Marketing, selling and administrative expenses	269,464	257,995	1,086,504	1,048,952
Depreciation and amortization expenses	209,330	193,382	827,008	772,445
Impairment of Pullmantur related assets	-	-	411,267	-
Restructuring charges	-	2,360	-	4,318
Operating Income	249,918	119,344	874,902	941,859

Other income (expense):
Interest income	3,781	2,321	12,025	10,344
Interest expense, net of interest capitalized	(64,127)	(64,368)	(277,725)	(258,299)
Other income (including $12.0 million net deferred tax benefit related to impairments in the year ended December 31, 2015 and $33.5 million deferred tax benefit related to the reversal of a valuation allowance in the quarter and year ended December 31, 2014)	17,227	52,471	56,581	70,242
	(43,119)	(9,576)	(209,119)	(177,713)
Net Income	$206,799	$109,768	$665,783	$764,146

Earnings Per Share:
Basic	$0.95	$0.50	$3.03	$3.45
Diluted	$0.94	$0.49	$3.02	$3.43

Weighted-Average Shares Outstanding:
Basic	218,652	220,622	219,537	221,658
Diluted	219,893	222,041	220,689	223,044

Comprehensive Income
Net Income	$206,799	$109,768	$665,783	$764,146
Other comprehensive (loss) income:
Foreign currency translation adjustments	(6,158)	(8,257)	(30,152)	(26,102)
Change in defined benefit plans	(807)	(1,677)	4,760	(7,213)
Loss on cash flow derivative hedges	(125,079)	(546,171)	(406,047)	(869,350)
Total other comprehensive loss	(132,044)	(556,105)	(431,439)	(902,665)

Comprehensive Income (Loss)	$74,755	$(446,337)	$234,344	$(138,519)

	STATISTICS
	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Passengers Carried	1,348,447	1,263,129	5,401,899	5,149,952
Passenger Cruise Days	9,666,317	9,221,383	38,523,060	36,710,966
APCD	9,361,889	8,825,623	36,646,639	34,773,915
Occupancy	103.3%	104.5%	105.1%	105.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$121,565	$189,241
Trade and other receivables, net	238,972	261,392
Inventories	121,332	123,490
Prepaid expenses and other assets	220,579	226,960
Derivative financial instruments	134,574	-
Total current assets	837,022	801,083

Property and equipment, net	18,777,778	18,193,627
Goodwill	286,764	420,542
Other assets	1,020,291	1,297,938
	$20,921,855	$20,713,190

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$899,677	$799,630
Accounts payable	302,072	331,505
Accrued interest	38,325	49,074
Accrued expenses and other liabilities	658,601	635,138
Derivative financial instruments	651,866	266,986
Customer deposits	1,742,286	1,766,914
Total current liabilities	4,292,827	3,849,247
Long-term debt	7,767,378	7,644,318
Other long-term liabilities	798,611	935,266

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
233,905,166 and 233,106,019 shares issued, December 31, 2015
and December 31, 2014, respectively)	2,339	2,331
Paid-in capital	3,297,619	3,253,552
Retained earnings	6,944,862	6,575,248
Accumulated other comprehensive loss	(1,328,433)	(896,994)
Treasury stock (15,911,971 and 13,808,683 common shares at cost, December 31, 2015 and December 31, 2014, respectively)	(853,348)	(649,778)
Total shareholders' equity	8,063,039	8,284,359
	$20,921,855	$20,713,190

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2015	2014

Net income	$665,783	$764,146
Adjustments:
Depreciation and amortization	827,008	772,445
Impairment of Pullmantur related assets	411,267	-
Net deferred income tax benefit	(10,001)	(41,003)
Loss on sale of property and equipment	-	17,401
Loss on derivative instruments not designated as hedges	59,162	48,637
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	63,102	100,095
Decrease in inventories	1,197	26,254
Decrease in prepaid expenses and other assets	14,905	41,077
Decrease in accounts payable	(25,278)	(40,651)
Decrease in accrued interest	(10,749)	(53,951)
Increase in accrued expenses and other liabilities	41,754	70,565
(Decrease) increase in customer deposits	(92,849)	14,885
Dividends received from unconsolidated affiliates	33,338	5,814
Other, net	(32,273)	18,045
Net cash provided by operating activities	1,946,366	1,743,759

Investing Activities
Purchases of property and equipment	(1,613,340)	(1,811,398)
Cash paid on settlement of derivative financial instruments	(178,597)	(68,098)
Investments in and loans to unconsolidated affiliates	(56,163)	(188,595)
Cash received on loans to unconsolidated affiliates	124,253	76,167
Proceeds from sale of property and equipment	-	220,000
Other, net	(19,128)	1,546
Net cash used in investing activities	(1,742,975)	(1,770,378)

Financing Activities
Debt proceeds	4,399,501	4,153,958
Debt issuance costs	(68,020)	(72,974)
Repayments of debt	(4,118,553)	(3,724,218)
Purchase of treasury of stock	(200,000)	(236,074)
Dividends paid	(280,212)	(198,952)
Proceeds from exercise of common stock options	11,252	70,879
Cash received on settlement of derivative financial instruments	-	22,835
Other, net	2,520	2,026
Net cash (used in) provided by financing activities	(253,512)	17,480

Effect of exchange rate changes on cash	(17,555)	(6,307)

Net decrease in cash and cash equivalents	(67,676)	(15,446)
Cash and cash equivalents at beginning of period	189,241	204,687
Cash and cash equivalents at end of period	$121,565	$189,241

Supplemental Disclosure
Cash paid during the year for:
Interest, net of amount capitalized	$248,611	$276,933

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended December 31,			Year Ended December 31,
	2015	2015 On Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Passenger ticket revenues	$1,370,632	$1,443,434	$1,303,799	$6,058,821	$6,392,389	$5,893,847
Onboard and other revenues	531,421	540,283	514,027	2,240,253	2,291,067	2,180,008
Total revenues	1,902,053	1,983,717	1,817,826	8,299,074	8,683,456	8,073,855
Less:
Commissions, transportation and other	307,369	320,735	303,824	1,400,778	1,471,291	1,372,785
Onboard and other	114,546	118,706	126,454	553,104	576,544	582,750
Net Revenues including divested businesses	1,480,138	1,544,276	1,387,548	6,345,192	6,635,621	6,118,320
Less:
Net Revenues related to divested businesses
prior to sales transaction	-	-	-	-	-	35,656
Net Revenues	$1,480,138	$1,544,276	$1,387,548	$6,345,192	$6,635,621	$6,082,664

APCD	9,361,889	9,361,889	8,825,623	36,646,639	36,646,639	34,773,915
Gross Yields	$203.17	$211.89	$205.97	$226.46	$236.95	$232.18
Net Yields	$158.10	$164.95	$157.22	$173.15	$181.07	$174.92

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended December 31,			Year Ended December 31,
	2015	2015 On a Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Total cruise operating expenses	$1,173,341	$1,199,459	$1,244,745	$5,099,393	$5,257,018	$5,306,281
Marketing, selling and administrative expenses	269,464	276,748	257,995	1,086,504	1,122,977	1,048,952
Gross Cruise Costs	1,442,805	1,476,207	1,502,740	6,185,897	6,379,995	6,355,233
Less:
Commissions, transportation and other	307,369	320,735	303,824	1,400,778	1,471,291	1,372,785
Onboard and other	114,546	118,706	126,454	553,104	576,544	582,750
Net Cruise Costs including divested businesses	1,020,890	1,036,766	1,072,462	4,232,015	4,332,160	4,399,698
Less:
Net Cruise Costs related to divested businesses
prior to sales transaction	-	-	-	-	-	47,854
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	-	-	3,936	-	-	18,972
Loss on sale of ship included within other operating expenses	-	-	-	-	-	17,401
Net Cruise Costs	1,020,890	1,036,766	1,068,526	4,232,015	4,332,160	4,315,471
Less:
Fuel	188,112	188,253	229,310	795,801	803,289	947,391
Net Cruise Costs Excluding Fuel	$832,778	$848,513	$839,216	$3,436,214	$3,528,871	$3,368,080

APCD	9,361,889	9,361,889	8,825,623	36,646,639	36,646,639	34,773,915
Gross Cruise Costs per APCD	$154.11	$157.68	$170.27	$168.80	$174.09	$182.76
Net Cruise Costs per APCD	$109.05	$110.74	$121.07	$115.48	$118.21	$124.10
Net Cruise Costs Excluding Fuel per APCD	$88.95	$90.63	$95.09	$93.77	$96.29	$96.86

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Adjusted Net Income	$206,799	$70,048	$1,065,066	$755,729
Net Income	206,799	109,768	665,783	764,146
Net Adjustments to Net Income- (Decrease) Increase	$-	$(39,720)	$399,283	$(8,417)
Adjustments to Net Income:
Impairment of Pullmantur related assets (1)	$-	$-	$399,283	$-
Restructuring charges	-	2,360	-	4,318
Other initiative costs	-	3,936	-	21,211
Estimated impact of divested businesses prior to sales transaction	-	-	-	11,013
Loss on sale of ship included within other operating expenses	-	-	-	17,401
Impact of voyage proration change	-	(12,533)	-	(28,877)
Reversal of a deferred tax valuation allowance	-	(33,483)	-	(33,483)
Net Adjustments to Net Income- (Decrease) Increase	$-	$(39,720)	$399,283	$(8,417)

Adjusted Earnings per Share - Diluted	$0.94	$0.32	$4.83	$3.39
Earnings per Share - Diluted	0.94	0.49	3.02	3.43
Net Adjustments to Net Income- (Decrease) Increase	$-	$(0.17)	$1.81	$(0.04)
Adjustments to Earnings per Share:
Impairment of Pullmantur related assets	$-	$-	$1.81	$-
Restructuring charges	-	0.01	-	0.02
Other initiative costs	-	0.02	-	0.09
Estimated impact of divested businesses prior to sales transaction	-	-	-	0.05
Loss on sale of ship included within other operating expenses	-	-	-	0.08
Impact of voyage proration change	-	(0.05)	-	(0.13)
Reversal of a deferred tax valuation allowance	-	(0.15)	-	(0.15)
Net Adjustments to Net Income- (Decrease) Increase	$-	$(0.17)	$1.81	$(0.04)

Weighted-Average Shares Outstanding - Diluted	219,893	222,041	220,689	223,044

(1) Includes a net deferred income tax benefit of $12.0 million related to the Pullmantur impairment.